September 19, 2008

Re: Meeting our Members' Liquidity Needs

Dear Seattle Bank Members,

The ongoing turbulence in the financial markets has generated a number of questions from our members about the Seattle Bank's continued access to liquidity, exposure in our investment portfolio, and our ability to manage through potential changes in our membership. This is to assure you that your cooperative has sufficient capital, ample liquidity, and contingency plans in place to ensure that we continue to meet all of our members' liquidity needs.

As a Federal Home Loan Bank, our primary source of liquidity is the issuance of FHLBank consolidated obligations in the capital markets. In addition, we maintain contingent sources of liquidity, and as you are aware, on September 7, 2008, the U.S. Treasury extended a back-up credit facility to all of the housing GSEs. Today, the Federal Reserve announced that it will begin purchasing short-term debt obligations of Fannie Mae, Freddie Mac, and the FHLBanks in the secondary market, which we believe will help to maintain a robust market for FHLBank debt.

Just as we closely manage our liquidity position, we carefully monitor our capital, which, based on our cooperative structure, expands and contracts with member demand for advances. In addition, we monitor exposure in our investment portfolio, our hedging activities with our counterparties, and the effects of possible changes in our membership.

The challenges for our industry and our economy are as serious as many of us have ever faced. Our overall economic situation is dynamic, and there remain many unresolved issues affecting our industry. Ensuring your access to liquidity and funding, however, is the primary reason the Federal Home Loan Banks exist. We have served this mission for the past 75 years, and we continue to do so even in these turbulent times.

Please feel free to contact your Seattle Bank Relationship Manager, me, or any member of our senior management team with any questions or concerns.

Sincerely,

Richard M. Riccobono
President and CEO

This Member News includes forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance and future bank actions may differ materially because of many factors. Such factors may include, but are not limited to, business and capital management plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's second quarter 2008 Form 10-Q and in the bank's Form 10-K for the year ended December 31, 2007. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.